PRICING SUPPLEMENT No. WFC227 dated August 30, 2023 (To Product Supplement No. WF1 dated December 23, 2022, Prospectus Supplement dated September 14, 2021 and Prospectus dated September 14, 2021)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Royal Bank of Canada Senior Global Medium-Term Notes, Series I Equity Index Linked Securities

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

■     Linked to the EURO STOXX 50® Index (the “Index”)
■     Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■     If the level of the Index increases or remains unchanged, you will receive the face amount plus a positive return equal to the greater of (i) a contingent minimum return of 44.30% of the face amount and (ii) 100% of the percentage increase in the level of the Index from the starting level
■     If the level of the Index decreases but the decrease is not more than the buffer amount of 30%, you will receive the face amount
■     If the level of the Index decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount
■     Investors may lose up to 70% of the face amount
■     All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment
■     No periodic interest payments or dividends
■     No exchange listing; designed to be held to maturity

Our initial estimated value of the securities as of the pricing date was $940.44 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page S-2 of the accompanying product supplement.
The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$38.70	$961.30
Total	$1,799,000.00	$69,621.30	$1,729,378.70
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Terms of the Securities

Issuer:	Royal Bank of Canada.
Market Measure:	EURO STOXX 50® Index (the “Index”).
Pricing Date:	August 30, 2023.
Issue Date:	September 5, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•    if the ending level is greater than or equal to the starting level: $1,000 plus the greater of
(i) contingent minimum return; and
(ii) $1,000 × index return × upside participation rate;

•      if the ending level is less than the starting level, but greater than or equal to the threshold level: $1,000; or

•    if the ending level is less than the threshold level:
$1,000 + [$1,000 × (index return + buffer amount)]

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 70%, of the face amount of your securities at maturity.

Contingent Minimum Return:	44.30% of the face amount ($433.00 per security). The contingent minimum return is payable only if the ending level is greater than or equal to the starting level.
Upside Participation Rate:	100%
Stated Maturity Date:
September 5, 2028, subject to postponement. The securities are not subject to redemption by Royal Bank of Canada or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	4,315.31, the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Threshold Level:	3,020.717, which is equal to 70% of the starting level.
Buffer Amount:	30%
Index Return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Calculation Day:	August 28, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

PRS-2

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations” below, and the section “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the securities, please see the section of the product supplement, “Canadian Federal Income Tax Consequences.”

Agent:
Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this document.  The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $1.20 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78016NRZ2
Terms Incorporated in the Master Note:
All of the terms of the securities appearing in this section “Terms of the Securities,” the applicable terms appearing under the caption “General Terms of the Securities” in the product supplement WF1, the applicable terms included in the Series I MTN prospectus supplement, dated September 14, 2021 and the prospectus, dated September 14, 2021, are incorporated into the master global security that represents the securities and is held by The Depository Trust Company.

PRS-3

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Additional Information About the Issuer and the Securities
You should read this pricing supplement together with product supplement No. WF1 dated December 23, 2022, the prospectus supplement dated September 14, 2021 and the prospectus dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to “we,” “us” or “our” in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF1 dated December 23, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122046906/brhc10045822_424b5.htm
•	Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
•	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

PRS-4

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Estimated Value of the Securities
Our estimated initial value of the securities, which is set forth on the cover page of this pricing supplement, is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the securities.
The securities are our debt securities.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the agent discount and commission and hedging and other costs associated with the securities, reduced the initial estimated value of the securities at the time their terms were set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries.  The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.  Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of five months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above.  This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

PRS-5

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
■	seek a contingent minimum return at maturity of 44.30% of the face amount if the ending level is greater than or equal to the starting level;
■
seek the possibility of a return at maturity greater than the contingent minimum return if the percentage increase in the level of the Index from the starting level to the ending level is greater than the contingent minimum return;

■	desire to limit downside exposure to the Index through the buffer amount;
■
are willing to accept the risk that, if the ending level is less than the starting level by more than the buffer amount, they will lose some, and possibly up to 70%, of the face amount per security at maturity;

■	understand and are willing to accept the downside risks of the Index;
■	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and
■	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
■	are unwilling to accept the risk that the ending level may decrease from the starting level by more than the buffer amount;
■	seek a greater contingent minimum return at maturity than will be provided by the terms of the securities;
■	seek full return of the face amount of the securities at stated maturity;
■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page of this pricing supplement;
■	seek current income over the term of the securities;
■	are unwilling to accept the risk of exposure to the Index;
■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
■	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or
■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Index, please see the section titled “The EURO STOXX 50® Index ” below.

PRS-6

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Terms And Structure Of The Securities
If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 70%, Of The Face Amount Of Your Securities At Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Index in excess of the buffer amount. The threshold level is 70% of the starting level. As a result, if the ending level is less than the threshold level, you will lose some, and possibly up to 70%, of the face amount per security at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.
You Will Receive The Contingent Minimum Return Only If The Ending Level Is Greater Than Or Equal To The Starting Level.
You will receive the contingent minimum return only if the ending level is greater than or equal to the starting level. If the ending level is less than the starting level, then you will not receive the contingent minimum return.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”
The Securities Are Subject To Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on the obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “Tax Consequences –United States Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Canadian Taxation” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

PRS-8

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
Our Initial Estimated Value Of The Securities Is Less Than The Original Offering Price.
Our initial estimated value of the securities is less than the original offering price of the securities. This is due to, among other things, the fact that the original offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the securities. The price, if any, at which you may sell the securities prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value. As a result, the secondary market price of the securities will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the level of the Index, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.
For a limited period of time after the original issue date, WFS may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.
The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Were Set.
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: Index performance; interest rates; volatility of the Index; the exchange rate between the U.S. dollar and the euro; time remaining to maturity; and dividend yields on securities included in the Index. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

PRS-9

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the securities.  If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time.  If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Risks Relating To The Index
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
The Securities Are Subject To Risks Associated With Non-U.S. Companies.
The level of the Index depends upon the stocks of companies organized and traded outside of the U.S. Accordingly, an investment in the securities involves risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Index and, as a result, the value of the securities.
The Securities Will Not Be Adjusted For Changes In Exchange Rates.
Although the equity securities that comprise the Index are traded in euro, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable no-U.S. economies that in turn may affect the level of the Index, and therefore your securities. The amount we pay in respect of your securities will be determined solely in accordance with the procedures described in this pricing supplement and the product supplement.

PRS-10

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and RBCCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.
Contingent Minimum Return:	44.30% of the face amount ($443.00 per security)
Upside Participation Rate:	100%
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	70.00 (70% of the hypothetical starting level)
Buffer Amount:	30%
Hypothetical Payout Profile

PRS-12

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Hypothetical Returns
Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
144.30	44.30%	$1,443.00	44.30%
140.00	40.00%	$1,443.00	44.30%
130.00	30.00%	$1,443.00	44.30%
120.00	20.00%	$1,443.00	44.30%
110.00	10.00%	$1,443.00	44.30%
100.00	0.00%	$1,443.00	44.30%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$990.00	-1.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$800.00	-20.00%
25.00	-75.00%	$550.00	-45.00%
0.00	-100.00%	$300.00	-70.00%
(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Hypothetical Examples
Example 1. The maturity payment amount is greater than the face amount and reflects a return equal to the contingent minimum return, which is greater than the index return.

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	110.00
Hypothetical threshold level:	70.00
Hypothetical index return (ending level – starting level)/starting level:	10.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the greater of:
(i)         the contingent minimum return of $443.00; and
(ii)        $1,000 × the index return × upside participation rate
$1,000 × 10.00% × 100%
= $100.00
Accordingly, on the stated maturity date, you would receive $1,443.00 per security.

Example 2. The maturity payment amount is greater than the face amount and reflects a return equal to the index return, which is greater than the contingent minimum return:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	175.00
Hypothetical threshold level:	70.00
Hypothetical index return (ending level – starting level)/starting level:	75.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the greater of:
(i)          the contingent minimum return of $443.00; and
(ii)        $1,000 × the index return × upside participation rate
$1,000 × 75.00% × 100%
= $750.00
Accordingly, on the stated maturity date, you would receive $1,750.00 per security.

PRS-14

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Example 3. The ending level is less than the starting level but is greater than the threshold level, and the maturity payment amount is equal to the face amount:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	90.00
Hypothetical threshold level:	70.00
Hypothetical index return (ending level – starting level)/starting level:	-10.00%

Because the hypothetical ending level is less than the hypothetical starting level, but not by more than the buffer amount, you would not lose any of the face amount of your securities.
On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The ending level is less than the threshold level, and the maturity payment amount is less than the face amount:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	70.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:
$1,000 + [$1,000 × (index return + buffer amount)]
$1,000 + [$1,000 ×( -50.00% +30%)] = $800.00
On the stated maturity date, you would receive $800.00 per security.

PRS-15

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

The EURO STOXX 50® Index
All disclosures contained in this document regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the STOXX Limited (the “Index Sponsor”). The Index Sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, Wells Fargo Securities, LLC or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial Index level of 1,000 at December 31, 1991.
Composition and Maintenance
The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX 50® Index.
The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The EURO STOXX 50® Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the EURO STOXX 50® Index
The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:
EURO STOXX 50® Index =	Free float market capitalization of the EURO STOXX 50® Index
Adjusted base date market capitalization of the EURO STOXX 50® Index
The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.
The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index) in connection with certain securities, including the securities offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this pricing supplement:
STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the securities. STOXX does not:
•	sponsor, endorse, sell, or promote the securities;
•	recommend that any person invest in the securities offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the securities;
•	have any responsibility or liability for the administration, management, or marketing of the securities; or
•	consider the needs of the securities or the holders of the securities in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.
STOXX will not have any liability in connection with the securities.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•
the results to be obtained by the securities, the holders of the securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•	the accuracy or completeness of the EURO STOXX 50® Index and its data;

PRS-16

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

•	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the securities or any other third parties.

PRS-17

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Historical Information
We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the Index for the period from January 1, 2018 to August 30, 2023. The closing level on August 30, 2023 was 4,315.31. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the securities.

PRS-18

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

United States Federal Tax Considerations
The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the IRS could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled “Tax Consequences to Non-U.S. Holders” in the underlying product supplement.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities (for example, upon the Index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19

Market Linked Securities— Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 5, 2028

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Issuer in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Issuer, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Issuer’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Issuer’s Form 6-K dated September 14, 2021.

PRS-20